Exhibit (99)(1)

NEWS RELEASE

Contacts:
Media:	Jeffrey Simek	Investors:	Susan DeWitt
	201-269-6400		201-269-6187
	jeffrey_simek@medcohealth.com		susan_dewitt@medcohealth.com

Medco Health Solutions (NYSE:MHS) Announces Third Quarter

Earnings; Provides Guidance for 2003 and 2004

•	Earnings Per Share $0.37 ($0.42 excluding $0.05 per share amortization of intangible assets), up 12 percent
•	Net revenues, $8.5 billion, up 6 percent
•	Continued margin improvement due in part to increased generic utilization
•	Ranked #1 in customer satisfaction from Wilson Rx for third consecutive year

FRANKLIN LAKES, N.J., Oct. 22, 2003 – Medco Health Solutions, Inc., (NYSE: MHS) the nation’s largest pharmacy benefit manager (PBM) based on 2002 net revenues, today announced third quarter earnings per share of $0.37 ($0.42 per share excluding $0.05 per share in amortization of intangible assets) meeting analyst consensus estimates. Net revenues in the quarter reached $8.5 billion compared to $8.0 billion in the same period last year, representing a 6 percent increase. Net income in the quarter was $100.3 million, an 11 percent increase over $90.2 million in the same period last year.

Third quarter results include a $23.8 million charge, primarily severance costs, resulting from actions to rebalance certain corporate functions and pharmacy dispensing capacity. Net income in the quarter rose at a higher rate than net revenues due to increases in generic utilization, improvement in formulary management and operational efficiencies from automation and technology investments.

“Our third quarter results reflect superior performance on behalf of both our customers and our shareholders,” said David Snow chairman, president and CEO of Medco Health. “We continued to improve our margins this quarter even as we took a charge to realign our pharmacy operations and streamline corporate functions, which we believe will position us for further efficiencies and cost savings in the future.”

During the quarter, Medco Health became an independent, publicly traded company as a result of a 100 percent spin-off from Merck & Co., Inc., and was named to the S&P 500 and Fortune 500 indexes.

Operating Results

Net revenues reached $8.5 billion in the third quarter, a 6 percent increase over the third quarter of 2002. The increase primarily results from higher prices charged by pharmaceutical manufacturers reflecting new and higher cost brand drugs, partially offset by a greater representation of generic drugs in the overall prescription base.

Medco Health administered 129.5 million prescriptions in the quarter compared to an equivalent amount in the third quarter of last year. Home delivery prescriptions were 19.4 million and retail prescriptions 110.1 million, compared to 20.2 million and 110.1 million in the same period last year. Medco Health, with the largest home delivery business in the industry, dispenses more prescriptions than the mail service operations of its three largest competitors combined.

Gross margins continued to increase in the third quarter to 4.6 percent from 4.3 percent in the third quarter of last year and 4.4 percent in the previous quarter, largely as a result of increases in generic utilization, improvement in formulary management and operational efficiencies from automation and technology investments. Margin improvement was attained even with the recording in cost of revenues of $10.4 million of the $23.8 million charge to cost of operations in the third quarter. The remaining $13.4 million of the $23.8 million charge was recorded to selling, general and administrative expense.

Generic drug utilization increased from 41 percent of total prescriptions in the third quarter of 2002 to 44 percent in the third quarter of 2003.

“With more than $33 billion in branded products projected to go off-patent in the U.S. during the next four years, generics continue to be an area of opportunity to lower prescription drug costs for our clients and further improve gross margins,” said Snow.

In the third quarter, more than 50 percent of home delivery refills and renewals were ordered through Medco Health’s website, www.medcohealth.com, or the Interactive Voice Response Unit (IVRU). Prescriptions processed over the Internet increased 27 percent over the third quarter of 2002 to reach approximately 3.6 million.

Medco Health also continues to lead the industry in profits, reporting $251.1 million in EBITDA (Earnings before Interest Income/ Expense, Taxes, Depreciation and Amortization) for the third quarter, up 15 percent over $218.2 million in EBITDA during the same period last year. Last twelve months EBITDA reached $1.0 billion (Table 4).

As of Sept. 27, 2003, cash and short term investments were $871 million and total debt at the end of the period was $1,496 million (Table 5).

Other Third Quarter Highlights

During the quarter, Medco Health was ranked the No. 1 PBM in customer service in a national survey conducted by Wilson Rx, the first time any company in the PBM industry has received the No. 1 ranking for three consecutive years.

Medco Health also announced during the quarter an agreement with Ancillary Care Management (ACM) to provide comprehensive specialty pharmacy management solutions for health plans.

“Specialty pharmacy remains as a strategic focus in meeting customer requirements and represents a growth opportunity for Medco Health,” said Snow. “Our agreement with Ancillary Care Management builds on existing capabilities and our core strengths. We plan to leverage our expertise in managing pharmacy costs in the relatively unmanaged market of specialty drugs.”

2003 and 2004 Guidance

For 2003 Medco Health expects full-year earnings per share in the range of $1.53 to $1.56, or $1.73 to $1.76 excluding $0.20 per share in amortization of intangible assets.

Medco Health expects 2004 full-year earnings per share in the range of $1.75 to $1.86 or $1.95 to $2.06 excluding $0.20 per share in amortization of intangible assets.

Use of Non-GAAP Measures

Medco Health uses Earnings before Interest Income/ Expense, Taxes, Depreciation and Amortization (EBITDA) as an indicator of our ability to generate cash from our reported operating results in concert with cash flow from operations. We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures.

Medco Health uses earnings per share excluding amortization as a supplemental measure of operating performance. The amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco Health by Merck in 1993 that were pushed down to Medco Health’s balance sheet. We believe that earnings per share excluding amortization is a useful measure because of the significance of this non-cash item and to enhance comparability with our peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Thursday, Oct. 23, 2003 at 10 a.m. (EST).

To access the live conference call via telephone:

Dial in: (800) 901-5213 from inside the U.S. or (617) 786-2962 from outside the U.S.

Please use passcode 46913733.

To access the live web cast:

Go to the News & Pressroom page of the Investor Relations section at

www.medcohealth.com.

A replay of the call will be available two hours after the event on 10/23/03 through 10/30/03. Dial in: (888) 286-8010 from inside the U.S. or (617) 801-6888 from outside the U.S. Please use passcode 13935866.

About Medco Health

Medco Health Solutions, Inc., (www.medcohealth.com) is the nation’s largest pharmacy benefits manager, based on its 2002 net revenues of approximately $33 billion. Medco Health assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to more than 60 million Americans nationwide. Its customers include private and public-sector employers and healthcare organizations, including about 190 of the Fortune 500 companies. Medco Health is traded on the New York Stock Exchange under the symbol MHS.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	competition in the PBM industry and in the health care industry generally;
•	continued pressure on rebates from pharmaceutical manufacturers and margins in the PBM industry;
•	the impact on our business and competitive position of our managed care agreement with Merck;
•	our ability to obtain new customers and the possible termination of, or unfavorable modification to, contracts with key customers;
•	possible contractual or regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;
•	risks associated with our indebtedness and debt service obligations;
•	risks associated with our ability to continue to develop innovative programs and services;
•	governmental investigations and qui tam actions filed against us;
•	liability and other claims asserted against us;
•	risks related to bioterrorism and mail tampering;
•	risks related to rapid changes in technology and our ability to protect our technology and enforce our intellectual property and contract rights;
•	developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and the introduction of new drugs;
•	new or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;
•	the possibility of a material non-cash charge to income if our recorded goodwill is impaired;
•	legislative proposals that impact our industry or the way we do business; and general economic and business conditions

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in millions, except for per share data)

Table 1.

	Quarters ended September		Nine months ended September
	2003	2002	2003	2002

Product net revenues (includes retail co-payments of $1,686 and $1,534 in the third quarters of 2003 and 2002, and $5,030 and $4,814 in the first nine months of 2003 and 2002)	$8,447.9	$7,937.3	$25,003.6	$24,132.3
Service revenues	76.1	102.0	259.0	286.5

Total net revenues	8,524.0	8,039.3	25,262.6	24,418.8

Cost of operations
Cost of product net revenues (includes retail co-payments of $1,686 and $1,534 in the third quarters of 2003 and 2002, and $5,030 and $4,814 in the first nine months of 2003 and 2002)	8,087.5	7,650.7	24,012.6	23,351.2
Cost of service revenues	47.7	45.5	140.9	127.6

Total cost of revenues	8,135.2	7,696.2	24,153.5	23,478.8
Selling, general and administrative expenses	184.8	166.9	515.5	430.7
Amortization of intangibles	23.6	21.2	70.7	63.7
Other (income) expense, net	8.7	—	(3.4)	8.4

Total cost of operations	8,352.3	7,884.3	24,736.3	23,981.6

Income before provision for income taxes	171.7	155.0	526.3	437.2
Provision for income taxes	71.4	64.8	218.8	182.8

Net income	$100.3	$90.2	$307.5	$254.4

Basic earnings per share:
Weighted average shares outstanding	270.0	270.0	270.0	270.0

Earnings per share	$0.37	$0.33	$1.14	$0.94

Diluted earnings per share:
Weighted average shares outstanding	270.2	270.0	270.1	270.0

Earnings per share	$0.37	$0.33	$1.14	$0.94

Medco Health Solutions, Inc.

Selected Information

(unaudited)

(in millions, except for per share data)

Table 2.

	Quarters ended September		Nine months ended September
	2003	2002	2003	2002

Earnings Per Share Reconciliation:
Net income per diluted share	$0.37	$0.33	$1.14	$0.94
Adjustment for the amortization of intangible assets	0.05	0.05	0.15	0.14

Adjusted net income per diluted share	$0.42	$0.38	$1.29	$1.08

Table 3.

	Quarter ended 9/27/03	Quarter ended 6/28/03	Quarter ended 3/29/03	Quarter ended 12/28/02	Quarter ended 9/28/02	Quarter ended 6/29/02

Claims Detail:
Prescriptions Administered
Home Delivery	19.4	19.1	19.9	20.8	20.2	20.6
Retail	110.1	112.3	113.5	116.9	110.1	118.8

Total	129.5	131.4	133.4	137.7	130.3	139.4

Table 4.

	Quarter ended September		Nine months ended September		LTM *	LTM *
	2003	2002	2003	2002	2003	2002

EBITDA Reconciliation:
Net income	$100.3	$90.2	$307.5	$254.4	$414.7	$350.1
Add (deduct):
Net Interest	8.7	—	7.6	8.5	7.1	7.5
Provision for income taxes	71.4	64.8	218.8	182.8	294.6	253.3
Depreciation expense	47.1	42.0	139.1	116.9	194.6	149.3
Amortization expense	23.6	21.2	70.7	63.7	92.0	84.9

EBITDA	$251.1	$218.2	$743.7	$626.3	$1,003.0	$845.1

*	Last twelve months (LTM) is as of September. LTM 2002 calculation excludes the amortization of Goodwill.

Table 5.

9/27/03

Balance Sheet Debt:
Term Loans	$900.0
Senior Notes	$496.0
Securitization	$100.0

Total Debt	$1,496.0

Cash and Short Term Investments	$870.9